Exhibit 10.1

Description of CEO Relocation Assistance Arrangement

The following is a description of Beacon Roofing Supply's relocation arrangement with Paul Isabella, President & Chief Executive Office (CEO). The CEO relocation arrangement provides for reimbursement of Mr. Isabella’s moving expenses and reasonable and customary real estate transaction costs in connection with his anticipated relocation to Herndon, VA from Houston, TX.  In the meantime, Beacon Roofing Supply is providing an apartment for Mr. Isabella in Herndon pending his relocation and covering his related housing costs and commuting airfare costs from Houston, along with associated gross-up income tax reimbursements.